TOLL PROCESSING AGREEMENT

THIS AGREEMENT (hereinafter the "Agreement") dated for reference the 03 day of December, 2009.

BETWEEN:

GOLDEN ANVIL, SA de CV, a Mexico corporation, having its business address at RFC: GAN-980527-IV9, Amapa #124; Col. San Juan; Tepic, Nay. 63130

(hereinafter referred to as "Golden Anvil")

OF THE FIRST PART

AND:

ROYAL MINES AND MINERALS CORP., a Nevada corporation, having its business address at 2580 Anthem Village Dr., Henderson, NV 89052

(hereinafter referred to as "'Royal Mines")

OF THE SECOND PART

WHEREAS, Golden Anvil is in the business of mining and concentrating ores containing precious metals, including gold and silver from its mineral properties in Nayarit, Mexico,

AND WHEREAS, Golden Anvil is desirous of having the concentrates it produces further processed to recover the precious metals contained therein,

AND WHEREAS, Golden Anvil is desirous of moving and upgrading its ore concentrating facilities to increase its capacity to produce concentrates,

AND WHEREAS, Royal Mines operates a facility in Phoenix, Arizona (the "Plant") capable of recovering precious metals from concentrates,

AND WHEREAS, Golden Anvil has delivered approximately 15 tons of concentrates to the Plant to date (the "Initial Shipments") and expects to deliver an additional 20 tons prior to moving its ore concentrating facilities (the "Prior Shipment"),

AND WHEREAS, Royal Mines is desirous of increasing the volume of concentrates it receives for processing at the Plant,

AND WHEREAS, the parties have entered into a letter of intent for a joint venture the "Proposed Joint Venture") of Golden Anvil's mineral properties and ore concentrating facilities,

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing and of the mutual covenants and agreements hereinafter provided, the parties agree and hereby do agree as follows:

1. Royal Mines agrees to process concentrates delivered by Golden Anvil to the Plant at and for a per ton processing fee (the "Toll Fee") equal to $500 plus 8% of the value of the precious metals recovered.

2. Royal Mines will have the right to inspect and sample all shipments of concentrates to the Plant and may reject any shipment that contains hazardous materials, materials that will

prevent efficient processing at the Plant or materials that are not consistent in terms of precious metal content with the Initial Shipments.

3. Golden Anvil will be responsible for the costs of shipping all concentrates it ships to the Plant under the terms of this Agreement.

4. All precious metals recovered from the processing of concentrates delivered to the Plant by Golden Anvil shall be the property of Royal Mines and within thirty (30) days following receipt of each shipment, Royal Mines will pay to Golden Anvil a dollar amount equal to the KITCO spot price of the precious metals recovered less the Toll Fee.

5. Royal Mines has loaned $170,000 to Golden Anvil to date as follows:

   (a) $70,000 in October of 2009 to pay government filing fees (the "Initial Loan"); and

   (b) $100,000 on November 12, 2009 to pay the cost of acquisition of land to locate the new concentrating facilities (the "Land Purchase Loan).

6. Royal Mines will loan an additional $300,000 (the "Facilities Relocation Loan") to Golden Anvil as follows:

   (a) $100,000 on or before December 4, 2009; and

   (b) $200,000 on or before December 23, 2009.

   The Facilities Relocation Loan will be used to fund the relocation and upgrading of the ore concentrating facility.

7. The Initial Loan shall be non-interest bearing and shall be repaid out of the amounts that become payable to Golden Anvil from the processing of the Initial Shipments. In the event that the amounts payable to Golden Anvil in respect of the Initial Shipments shall not be sufficient to pay the Initial Loan, the balance shall be payable on January 31, 2010.

8. The Initial Loan shall be secured by Golden Anvil's interest in the Initial Shipments and the Prior Shipments to the Plant by Golden Anvil.

9. The Land Purchase Loan and the Facilities Relocation Loan shall be non-interest bearing and shall be secured by Golden Anvil's interest in the Land and the Facilities.

10. In the event that the parties consummate the Proposed Joint Venture, the Land Purchase Loan and the Facilities Relocation Loan will be considered a portion of Royal Mines' contribution requirement under the Proposed Joint Venture and Golden Anvil will not be required to repay such loans.

11. In the event that the parties consummate the Proposed Joint Venture, all concentrates produced by the Proposed Joint Venture will be shipped to the Plant and be processed by Royal Mines on the same terms as the Initial Shipment and Prior Shipment until such time as the Proposed Joint Venture may establish its own refining facility in Mexico.

12. In the event that the parties do not consummate the Proposed Joint Venture, the Land Relocation Loan and the Facilities Relocation Loan shall be repaid to Royal Mines out of 15% of amounts that became payable to Golden Anvil in respect of concentrates shipped to the Plant.

13. In the event that the parties do not consummate the Proposed Joint Venture, Golden Anvil will continue to ship all concentrates produced by it to Royal Mines for processing in accordance with this Agreement until one year following the repayment of the Land Purchase Loan and Facilities Relocation Loan. Thereafter, this Agreement will terminate unless extended by the parties.

14. Golden Anvil will be entitled, at their expense, upon reasonable notice to Royal Mines, to audit the records of Royal Mines in respect of the processing of concentrates shipped by Golden Anvil to the Plant.

15. Nothing in this Agreement shall entitle Golden Anvil to any proprietary information about Royal Mines' technology or to any interest in any proprietary processing technology owned by Royal Mines, including without limiting the generality of the foregoing, any technology developed in connection with processing of concentrates shipped to the Plant by Golden Anvil, all of which technology shall be and remain the property of Royal Mines.

16. Each of Royal Mines and Golden Anvil shall treat all data, reports, records and other information of any nature whatsoever relating to this Agreement and the Plant as confidential, except where such information must be disclosed for public disclosure requirements of a public company.

17. If either party is in default (the "Defaulting Party") of any material obligation under this Agreement, then the other party (the "Non-Defaulting Party") may give notice of default (a "Notice of Default") to the defaulting party. Upon receipt of a Notice of Default, The Defaulting Party will have a period in which to remedy the default (a "Remedy Period"). The Remedy Period will equal thirty (30) days if the default relates to non-payment of funds. The Remedy Period will equal sixty (60) days in any other case. If the Defaulting Party fails to remedy a default within the applicable Remedy Period, then the Non-Defaulting Party may treat the Agreement as terminated.

18. Golden Anvil agrees that the time for the completion of the Due Diligence Period under the letter of intent dated October 21, 2009 shall be extended so that it ends on February 15, 2010.

19. Time shall be of the essence of this Agreement.

20. The time for performance of any act or making any payment or any expenditure required under this Agreement shall be extended by the period of any delay or inability to perform due to fire, strikes, labor disturbances, riots, civil commotion, wars, acts of God, any present or future law or governmental regulation, any shortages of labour, equipment or materials, or any other cause not reasonably within the control of the party in default, other than lack of finances.

21. This Agreement contains the whole agreement between the parties hereto in respect of the processing of concentrates delivered by Golden Anvil to the Plant and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement.

22. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

23. Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if by facsimile, on the next business day after it was sent by facsimile. Any party hereto may change its address for notice from time to time

by providing notice of such change to the other parties hereto in accordance with the foregoing.

24. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the State of Nevada.

25. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

ROYAL MINES AND MINERALS CORP. by its authorized signatory:	**GOLDEN ANVIL, SA de CV** by its authorized signatory:
Signature of Authorized Signatory	Signature of Authorized Signatory
JASON S. MITCHELL, CFO Name and Title(s)	**FRANCISCO ROLANDO RINCON ROMO, LEGAL REPRESENTATIVE** Name and Title(s)